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                                                                  EXHIBIT (c)(1)

                              DEPOSITARY AGREEMENT



                                                      Dated: as of June 30, 1998


PNC Bank, N.A.
400 Bellevue Parkway
Wilmington, Delaware 19809



Gentlemen:

  The New South Africa Fund Inc., a Maryland corporation (the "Fund"), is making a tender offer (hereinafter referred to, together with any amendment or extensions thereof, as the "Tender Offer") to purchase outstanding shares of its Common Stock, par value of $0.001 per share (the "Shares"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 1, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal ("Letter of Transmittal"), including the instructions set forth therein. Definitive copies of each document being distributed by the Fund to its stockholders in connection with the Tender Offer have been or will be delivered to you.

  The Tender Offer is being made on July 1, 1998 and will expire at 12:00 midnight, New York City time, on July 29, 1998, unless extended by the Fund as provided in the Tender Offer (the last date to which the Tender Offer is extended and on which it expires is herein referred to as the "Expiration Date").

  This will confirm our agreement with you to act as the Depositary in connection with the Tender Offer as provided herein. In such capacity you will receive and make payment for, on behalf of the Fund, Shares tendered pursuant to the terms of the Tender Offer. In carrying out your duties as the Depositary in connection with the Tender Offer, you are to act in accordance with the following instructions:

1. You shall take steps to establish and, subsequent to such establishment, maintain an account at The Depository Trust Company (hereinafter referred to as "DTC") for book-




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   entry transfers of Shares, as set forth in the Letter of Transmittal and
   Section 2 of the Offer to Purchase.

2. You shall examine the Letters of Transmittal, the certificates for Shares and the other documents delivered or mailed to you in connection with tenders of Shares to ascertain whether they are completed and executed in accordance with the instructions set forth in the Letters of Transmittal.
   In the event any Letter of Transmittal has not been completed or executed in accordance with the instructions set forth in such Letter of Transmittal, or the certificates for Shares accompanying such Letter of Transmittal are not in proper form for transfer (as required by the aforesaid instructions), you shall endeavor to cause such action to be taken as is necessary to correct such irregularity or you shall seek written instructions from the Fund with respect to the validity or invalidity of such attempted tender of Shares. All questions as to the validity, form, eligibility (including timeliness of receipt) and acceptance of any Shares tendered or delivered shall be determined by you on behalf of the Fund in the first instance, but final decisions on all such matters shall be made by the Fund. The Fund will reserve in the Tender Offer the absolute right to reject any or all tenders of any particular Shares not in appropriate form or the acceptance of which would, in the opinion of the Fund's counsel, be unlawful and to waive any of the conditions of the Tender Offer or any defect or irregularity in the tender of any Shares, and the Fund's interpretation of the terms and conditions of the Tender
   Offer will be final. Tendering shareholders are required to tender all Shares actually and constructively owned as of the date of purchase of Shares by the Fund pursuant to the Tender Offer ("complete position tender"). Tenders that are not complete position tenders shall be considered invalid and, if not corrected by the Expiration Date, shall be rejected.

3. All Shares must be tendered in accordance with the terms and conditions set forth in the Tender Offer. Payment for Shares tendered and purchased pursuant to the Tender Offer shall be made only after deposit with you of the certificates therefor, the Letter of Transmittal and any other documents required by the Offer to Purchase or the Letter of Transmittal.

4. A tendering stockholder may withdraw Shares tendered as set forth in
   Section 3 of the Offer to Purchase, in which event you shall, as promptly as possible after notification of
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   of such withdrawal, return such Shares to, or in accordance with the instruction of, such stockholder and such Shares shall no longer be considered properly tendered. All questions as to the form and validity of notices of withdrawal, including timeliness of receipt, shall be determined by the Fund, whose determination shall be final and binding.

5. On each business day up to the Expiration Date, you shall advise by facsimile transmission, not later than 5:00 p.m., Wilmington time, and on the Expiration Date, you shall advise by facsimile transmission not later than 1:00 a.m. Wilmington time on the morning of the day following the Expiration Date, the Fund and such other persons as the Fund may direct, of the number of Shares which have been duly tendered on such day up until 4:00 p.m. Wilmington time and on the Expiration Date up until 12:00 midnight Wilmington time, stating separately (i) the number of Shares tendered by Notices of Guaranteed Delivery pursuant to Section 2 of the Offer to Purchase, (ii) the number of Shares tendered about which you have questions concerning validity and (iii) the cumulative number of Shares tendered. You shall also inform, and cooperate in making available to, the Fund, and such other persons as may be designated by the Fund, upon reasonable request made from time to time, of such other information maintained by and accessible to you in accordance with your standard operating procedure, as the Fund may reasonably request, including, without limitation, the names and addresses of registered holders of tendered Shares. Such cooperation shall include, without limitation, the granting by you to the Fund and such other persons as the Fund may request, of reasonable access to those persons on your staff who are responsible for receiving tenders of Shares, in order to ensure that immediately prior to the Expiration Date, the Fund shall have received such information in sufficient detail as the Fund may reasonably require.

6. Letters of Transmittal and telegrams, telexes, facsimile transmissions and letters submitted in lieu thereof pursuant to Section 2 of the Offer to Purchase shall be stamped by you as of the date and time of receipt thereof and preserved by you as permanent records for seven years, or until you are otherwise instructed by the Fund, whichever is shorter . You are to match Notices of Guaranteed Delivery submitted pursuant to Section 2 of the
   Offer to Purchase with the Share(s) tendered pursuant thereto. If so instructed by the Fund, you shall telephone Eligible Institutions (as defined in Section 2 of the Offer to
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     Purchase) which have tendered a significant number of Shares by means of the aforementioned procedures to ascertain information in connection therewith.

7. The Fund will notify you of, and confirm in writing, any extension or amendment of the Tender Offer.

8. You shall follow and act upon any amendments, modifications or supplements to these instructions, and upon any further instructions in connection with the Tender Offer, any of which may be given to you by the Fund in writing or such other persons as it may authorize, but none of which will increase your responsibilities without your consent.

9. The Fund will from time to time deposit or cause to be deposited with you within a reasonable time after the Fund's acceptance for purchase of tendered Shares, an amount equal to the aggregate purchase price of all Shares to be purchased which you then hold. The Fund will deposit with you or cause to be deposited with you an amount equal to the total stock transfer taxes, if any, payable by the Fund pursuant to the provisions of Instruction 6 of the Letter of Transmittal in respect of the transfer of all the Shares to be purchased which you hold. You shall thereupon, as promptly as possible, (a) purchase and affix appropriate stock transfer tax stamps if required, (b) cause the tendered Shares which have been thus paid for to be transferred and delivered to the Fund by you, and (c) send a check for the purchase price (less the amount, if any, of any stock transfer taxes which under Instruction 6 of the Letter of Transmittal are to be deducted from the purchase price and, if applicable, adjusted in accordance with the provisions of the Tender Offer) of the Shares purchased to, or in accordance with the instruction of, each of the stockholders who has tendered Shares deposited with you.

10. If, pursuant to the provisions of Instruction 4 of the Letter of Transmittal, fewer than all the Shares evidenced by any certificate submitted to you are purchased pursuant to the Tender Offer, you shall, promptly after the Expiration Date, return or cause to be returned a new certificate for the remainder of Shares not being tendered to, or in accordance with the instruction of, each of such stockholders who has made a partial tender of Shares deposited with you.


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11.  If, pursuant to the Tender Offer, the Fund does not accept the receipt of instructions and/or Shares from a tendering stockholder, you shall return the certificates for such Shares to, or in accordance with the instructions of, the persons who deposited the same, together with a letter of notice, in form satisfactory to the Fund, explaining why the deposited Shares are being returned, and return to the Fund any surplus funds deposited by the Fund with you.

12. You hereby agree to perform the services as provided for herein and in the Offer to Purchase and the Letter of Transmittal, including, but not limited to, making proration computations and returning to stockholders Shares tendered but not accepted for purchase.

13.  As Depositary you:

     a. shall have no obligation to make payment for any tendered Shares unless the Fund shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto;

     b. shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to between you and the Fund with respect to the Tender Offer;

     c. will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any stock certificates or the Shares represented thereby deposited with you pursuant to the Tender Offer and will not be required and will make no representations as to the validity, value or genuineness of the Tender Offer;

     d. shall not initiate any legal action hereunder without written approval of the Fund and then only upon such reasonable indemnity as you may request;

     e. may rely on and shall be protected and indemnified by the Fund in acting upon any certificate, instrument, opinion, notice, letter, facsimile transmission, telegram or
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          other document, or any security delivered to you, and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

     f. may rely on and shall be protected and indemnified by the Fund as provided for herein in acting upon written or oral instructions with respect to any matter relating to your acting as Depositary pursuant to this Depositary Agreement;

     g. shall carry insurance protecting the Fund and yourself against any liability arising out of the loss, destruction or non-delivery of checks or certificates for any cause; and

     h. shall not at any time advise any person as to the wisdom of making any tender pursuant to the Tender Offer, the value of the Shares or as to any other financial or legal aspect of the Tender Offer or any transaction related thereto.

14. It is understood and agreed that the securities, money, assets or property (the "Property") to be deposited with or received by you as Depositary from the Fund constitute a special, segregated account, held solely for the benefit of the Fund and stockholders tendering
     Shares, as their interests may appear, and the Property shall not be commingled with the securities, money, assets or properties of you or any other person, firm or corporation. You hereby waive any and all rights of lien, attachment or set-off whatsoever, if any, against the Property so to be deposited, whether such rights arise by reason of statutory or common law, by contract or otherwise.

15. For services rendered as Depositary hereunder, you shall be entitled to payment of a $15,000 flat fee, which does not include out of pocket expenses, such as, but not limited to postage, form cost, printing, and envelopes. Out of pocket expenses will be billed to the Fund as incurred.

16. The Fund covenants and agrees to indemnify and to hold you and PFPC Inc. harmless against any costs, expenses (including reasonable fees of your legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from
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     your actions or omission as Depositary pursuant hereto; PROVIDED that such covenant and agreement does not extend to, and you shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your negligence, bad faith, or willful failure to perform any of your obligations hereunder. In no case will the Fund be liable under this indemnity with respect to any claim against you unless, promptly after you have received any written assertion of a claim or have been served with summons or other first legal process giving information as to the nature and basis of the claim, you notify the Fund, by letter or by cable or telex confirmed by letter, of the written assertion of such claim against you or of any action commenced against you or of the service of any summons on you, or other first legal process giving information as to nature and basis of the claim provided however, that failure by you to furnish such notification shall not impair your right or indemnity unless such failure prejudices the Fund's ability to defend such claim in any manner. The Fund will be entitled to participate at its own expense in the defense of any such claim. In the event the Fund determines to assume the defense of any such suit, the Fund may select counsel of its own choosing (reasonably satisfactory to you) for such purpose and the Fund will not be liable for the fees and expenses of any additional counsel thereafter retained by you. The Fund shall not settle or make any compromise of any claim without your consent, which consent shall not be unreasonably withheld.

17. This Depositary Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and assigns of the parties hereto. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

18. This Depositary Agreement may be executed in separate counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.


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     If the foregoing is acceptable to you, please acknowledge receipt of this letter and confirm the arrangements herein provided by signing and returning the enclosed copy.


                                               Very truly yours,
                                               The New South Africa Fund Inc.




                                               By: /s/ Arnold Witkin
                                                   -----------------
                                                   Name: Arnold Witkin
                                                   Title: President and Chairman





ACCEPTANCE AS OF THE DATE HEREOF:
PNC Bank, N.A., as Depositary




By: /s/ Robert J. Perlsweig
    -----------------------
    Name: Robert J. Perlsweig
    Title: Vice President